ASSISTANCE AGREEMENT


AWARD TYPE:[]GRANT (31 USC 63O4)  [X]COOPERTIVE AGREEMENT (31USC 6305)
           []ER TRANSACTION (10 USC 2371)

AWARD NO:DAMD17-01-2-0051 EFFECTIVE DATE       AWARD AMOUNT   Paqe 1 of 10
                          See Grants officer                  Blossom J. Widder
                          Signature Date Below $1,515,916.00  Phone(301)619-7l43
                                                              Fax(301)619-4084

PROJECT TITLE: Devices For Emergency Hypothermia and military
               Applications (01038002)
                                                              CFDA
                                                              12.420

PERFORMANCE PERIOD:1 September 2001 - 30         PRINCIPAL INVESTIGATOR:
September 2002 (Research ends 31, August 2002)   Ralph Gill, (BSME)

AWARDED AND ADMINISTERED BY:                     PAYMENTS WILL BE MADE BY: EFT:T
U.S. Army Medical Research Acquisition Activity  Army Vendor Pay  (888) 478-5636
ATTN:   MCMR-AAA-A                               DFAS-SA-FPA
820 Chandler St.                                 500 McCullough Avenue
Fort Detrick Maryland 21702-5014                 San Antonio TX 78215-2100

DUNS No:803211812 TIN No:                       (SEE PARAGRAPH TITLED "PAYMENTS"
                                                    FOR INSTRUCTIONS)

AWARDED TO:                                      REMIT PAYMENT TO:
Biocontrol Technology, Inc.                      Biocontrol Technology, Inc.
625 Kolter Drive                                 625 Kolter Drive
Indiana, PA 15701                                Indiana, PA 15701


ACCOUNTING AND APPROPRIATION DATA:
9700130183107481193800000009X4150P1FJMB0DAMD170110275FJMBP1018064
$1,515,916.00


SCOPE OF WORK:
Cooperative Agreement Schedule

A. The amount of $1,515,916.00 (One Million Five Hundred Fifteen Thousand Nine Hundred Sixteen Dollars) is hereby awarded by the U.S. Army Medical Research Acquisition Activity (USAMRAA) on behalf of the United States of America to the above-named organization. The recipient's statement of work on Page 4 of the proposal dated 9 February 2001 and the revised budget dated 15 August 2001 are incorporated herein by reference. This award is made under the authority of 31 U.S.C. 6304 and 10 U.S.C. 23S8.

B. Additiona1Iy, this assistance agreement is subject to the attached USAMRAA General Terms and Conditions for Assistance Awards.

TOTAL AMOUNT ALLOTTED TO DATE:  $1,515,916.00



          RECIPIENT                               GRANTS OFFICER

ACCEPTED BY:                                   UNITED STATES OF AMERICA

______________________________                ________________________________
         SIGNATURE                                    SIGNATURE

NAME AND TITLE            DATE                NAME AND TITLE              DATE
                                              Cheryl R. Miles
                                              GRANTS OFFICER




                                          Assistance Award No. DAND17-01-2-0051



           U. S. ARMY MEDICAL RESEARCH ACQUISITION ACTIVITY

           GENERAL TERS AND CONDITIONS FOR ASSISTANCE AWARDS

                           TABLE OF CONTENTS

1.   RECIPIENT RESPONSIBILITY.............................  3
2.   ADMINISTRATION AND COST PRINCIPLES.................... 3
3.   AWARD MODIFICATION.................................... 4
4.   APPROVALS AND OTHER AUTHORIZATIONS.................... 4
5.   GOVERNMENT INTERACTION................................ 5
6.   PUBLICATION AND ACKNOWLEDGMENT........................ 5
7.   RESEARCH TECHNICAL REPORTING REQUIREMENTS............. 6
8.   FINANCIAL REPORTING REQUIREMENTS...................... 8
9.   ADVANCE PAYMENTS AND FULL FUNDING..................... 9
10.  SUSPENSION AND TEPMINATTON............................ 9
11.  AWARD CLOSE OUT WITH ADVANCED PAYMENTS................ 10
12.  SITE VISITS........................................... 10
13.  TITLE TO REAL PROPERTY AND EQUIPMENT (FOR-PROFIT)..... 11
14.  FEDERALLY OWNED PROPERTY (FOR-PROFIT)................. 11
15.  INTELLECTUAL. PROPERTY (FOR-PROFIT)................... 11
16.  PATENTS AND INVENTIONS................................ 11
17.  DISPUTES.............................................. 12
18.  PROHIBITION OF USE OF HUMAN SUBJECTS.................. 12
19.  PROHIBITION OF USE OF HUMAN ANATOMICAL SUBSTANCES..... 12
20.  PROHIBITION OF USE OF LABORATORY ANIMALS.............. 13

USAMRAA Terms (NOV 2000)                                Page 2


                                           Assistance Award No.DAND17-01-2-0051

1.  RECIPIENT RESPONSIBILITY  (NOV 2000)  (USAMRAA)

     a. The recipient will bear primary responsibility for the conduct of the research and will exercise judgment towards attaining the stated research objectives within the limits of the award's terms and conditions.

     b. The Principal Investigator(s) specified in the award document will be continuously responsible for the conduct of the research project and will be closely involved with the research effort. The Principal Investigator, operating within the policies of the recipient, is in the best position to determine the means by which the research may be conducted most effectively.

     c. The recipient shall obtain the Grants Officer's prior approval to change the Principal Investigator, or to continue the research work during a continuous period of absence in excess of three (3) months, or a 25% reduction in time devoted to the project by the approved Principal Investigator.

     d. The recipient shall obtain the Grants Officer's prior approval to change:

        (1) the methodology or experiment when such is stated in the award as a specific objective;

        (2) the stated objective of the research effort;

        (3) the phenomenon or phenomena under study: or

        (4) the approved research protocols.


2.  ADMINISRATION AND COST PRINCIPLES  (NOV 2000)  (USAMRAA)

The following Administrative and Cost Principles, as applicable~ effective the earlier of (i) the start date of this award or (ii) the date on which the recipient incurs costs to be assessed the award, are incorporated as part of this award by reference:

     a. OMB Circular A-21, `Cost Principles for Educational
Institutions."

     b. OMB Circular A-87, "Cost Principles for State, Local and
Indian Tribal Governments.

     c. OMB Circular A-102, "Grants and Cooperative Agreements with State and local Governments."

     d. OMB Circular A-110, "Uniform Administrative Requirements for Grants and Agreements with Institutions of Higher Education,
Hospitals, and Other Nonprofit Organizations."

     e. OMB Circular A-122, "Cost Principles for Non-profit
Organizations." {For those nonprofit organizations specifically exempted from the provisions of OMB Circular A-122, Subpart 31.2 of the Federal Acquisition Regulations (FAR 48 CFR Subpart 31.2) shall apply}.

     f. OMB Circular A-133, "Audits of states, Local Governments, and Non-Profit Organizations."

     g. Federal Acquisition Regulation, Part 31.2 for Commercial
Organizations.

USAMRAA Terms (NOV 2000)                                Page 3


                                          Assistance Award No. DAND17-01-2-0051



     h. Department of Defense Grant and Agreement Regulations 3210. 6-R, Parts 32, 33 and 34.

These publications may be obtained from:
     Office of Management and Budget
     EOB Publications Office
     New Executive Office Building
     725 17th Street, NW, Room 2200
     Washington DC 20503 Telephone: (202) 395-7332

These publications may be viewed at:

Website:  www-usamraa.army.mil, then click reference library and select.


3.  AWARD MODIFICATION  (NOV 2000)  (USAMRAA)

The only method by which this award may be modified is by a formal, written modification signed by the Grants Officer. No other communications, whether oral or in writing, are valid.


4.  APPROVALS AND OTHER AUTHORIZATIONS  (NOV 2000)  (USAMRAA)

     a. Prior approvals. All prior approvals required by 0MB Circulars A-fl, A-87, 402, A-nO, A-122, and A-133 are waived except the following:

          (1) Change in the scope or objectives of the research project as required by paragraph 1 of these terms and conditions entitled "Recipient Responsibility."

          (2) Any request for additional funding.

          (3) Change in key personnel as required by paragraph 1 of these terms and conditions entitled "Recipient Responsibility."

          (4) Exclusive of supplies, material, equipment or general support services, the award of a subaward to accomplish substantial programmatic work required in the agreement to be performed by the prime recipient.

          (5) Unless identified in the budget incorporated as a part of the award, expenditures for individual items of general purpose equipment and specific purpose equipment costing $5,000 or more.

          (6) Unless identified in the proposal, incorporated as part of the award, expenditure for foreign travel.

     b. Preaward Costs. The recipient may incur preaward costs of up to 90 days prior to the start date of the award agreement. Preaward costs as incurred by the recipient must be necessary for the effective and economical conduct of the project, and the costs must be otherwise allowable in accordance with the appropriate cost principles. preaward costs are made at the recipient's risk. The incurring of preaward costs by the recipient does not impose any obligation on the Government in the absence of appropriations, if an award is not subsequently made, or if an award is made for a lesser amount than the recipient expected.

     c. Change in performance Period. The recipient may make a one-time extension to the expiration date of the award for a period up to 12 months, the recipient

USAMRAA Terms (NOV 2000)                                Page 4


                                           Assistance Award No.DAND17-01-2-0051


shall notify the Grants Officer, in writing, at least 10 days prior to the expiration date of the award.

     d. Unobligated Balances. In the absence of any specific notice to the contrary, the recipient is authorized to carry forward unexpended balances to subsequent funding periods of the award agreement.


5.  GOVERNMENT INTERACTION  (NOV 2000)  (USAMRAA)

The active participants in this award are the U.S. Army Medical
Research and Materiel Command (USAMRMC) and its laboratories identified herein through the U.S. Army Medical Research Acquisition Activity. The following USAMRMC Laboratory will be the focus of cooperative research conducted under this agreement

     Telemedicine and Advanced Technology Research Center (TATRC) U.S. Army Medical Research and Material Command
     504 Scott Street
     Fort Detrick, Maryland 21702-5012


6.  PUBLICATION AND ACKNOWLEDGMENT  (NOV 2000)  (USAMRAA)

     a. Publication. The recipient is encouraged to publish results of the research, unless classified, in appropriate journals. One copy of each paper planned for publication shall be submitted to the technical representative simultaneously with its submission for publication. Copies of all publications resulting front the research shall be forwarded to the Grants Officer as they become available, even though publication may in fact occur subsequent to the termination date of this award.

     b. Acknowledgment. The recipient agrees that in the release of information relating to this award such release shall include statements to the effect that the project or effort depicted was sponsored by the Department of the Army and shall include:

          (i) The Award Number;

          (ii) "The U.S. Army Medical Research Acquisition Activity, 820 Chandler Street, Fort Detrick MD 21702-5014 is the awarding and administering acquisition office." and;

          (iii) A statement that the content of the information does not necessarily reflect the position or the policy of the Government, and no official endorsement should be inferred. For purposes of this article, information includes news releases, articles, manuscripts, brochures, advertisements, still and motion pictures, speeches, trade association proceedings, etc.

     c. Prior to release to the public, the recipient shall notify the Grants Officer and the Grants officer's Representative (G0R) of the following: planned news releases, planned publicity, advertising material concerning grant/cooperative agreement work, and planned presentations to scientific meetings. This provision is not intended to restrict dissemination of research information; the purpose is to inform the U.S. Army Medical Research and Materiel Command (USAMRMC) of planned public release of information on USAMRMC-funded research, in order to adequately respond to inquiries and to be alert to the possibility of inadvertent release of information which could be taken out of context.

USAMRAA Terms (NOV 2000)                                Page 5



                                           Assistance Award No.DAND17-01-2-0051


7.  RESEARCH TECHNICAL REPORTING REQUIRMENTS  (NOV 2000)  (USAMRAA)

Format Requirements for Annual/Final Reports

     a. Annual reports must provide a complete summary of the research accomplishments to date with respect to the approved Statement of Work. Journal articles can be substituted for detailed descriptions of specific aspects of the research, but the original articles must be attached to the report as an appendix and appropriately referenced in the text. The importance of the report to decisions relating to continued support of the research can not be overemphasized. A report shall be submitted within 30 calendar days of the anniversary date of the award (a final report will be submitted upon completion of the research (last year of the award)).

     b. A final report summarizing the entire research effort, citing data in the annual reports and appended publications shall be submitted at the end of the award performance period. The final report will provide a complete reporting of the research findings, journal publications can be substituted for detailed descriptions of specific aspects of the research, but an original copy of each publication must be attached as an appendix and appropriately referenced in the text. All final reports must include a bibliography of all publications and meeting abstracts and a list of personnel ~not salaries) receiving pay from the research effort,

     c. Although there is no page limitation for the reports, each report shall be of sufficient length to provide a thorough description of the accomplishments with respect to the approved Statement of Work. Submission of an original and two copies of the report are required. Reports shall be forwarded to:

          Commander
          U.S. Army Medical Research and Materiel Command
          ATTN: MCMR-RMI-S
          504 Scott Street
          Fort Detrick, Maryland 21702-5012

     d. All reports shall have the following elements in this order: front cover, Standard Form (SF 298), table of contents, introduction, body, key research accomplishments, reportable outcomes, conclusions, references, and appendices. Pages shall be consecutively numbered throughout the report. DO NOT RENUMBER PAGES IN THE APPENDICES BUT DO INCLUDE THE APPENDICES IN THE PAGE COUNT IN BLOCK 15 ON THE SF 298. Mark all pages of the report which contain proprietary or unpublished data that should be protected. DO NOT USE THE WORD "CONFIDENTIAL" WHEN MARKING DOCUMENTS. Indicate in your letter accompanying the report that the report contains proprietary or unpublished data, and that the distribution statement should indicate the limitations of the report.

     FRONT COVER: Sample front cover provided at http://mrmc-www.army.mil. The Accession Document (AD) Number should remain blank.

     STANDARD FORM 298: Sample SF 298 provided at http://mrmc-www.army.mil. The abstract in Block 13 must state the purpose, scope, major findings and be an up-to-date report of the progress in terms of results and significance. Subject terms are keywords that may have previously assigned to the proposal abstract or are keywords that nay be significant to the research. The number of pages shall include all pages that have printed data (including the front cover, SF 298, table of contents, and all appendices). Please count pages carefully to ensure legibility and that there are no missing pages as this delays processing of reports. Page numbers should be typed: please do not hand number pages.

USAMRAA Terms (NOV 2000)                                Page 6


                                          Assistance Award No. DAND17-01-2-0051


     TABLE OF CONTENTS: Sample table of contents provided at http://mrmc-www.army.mil.

     INTRODUCTION:    Narrative that briefly (one paragraph) describes
the subject, purpose and scope of the research.

     BODY: This section of the report shall describe the research accomplishments associated with each task outlined in the approved Statement of Work. Data presentation shall be comprehensive in providing a complete record of the research findings for the period of the report. Appended publications and/or presentations may be substituted for detailed descriptions but must be referenced in the body of the report. If applicable, for each task outlined in the Statement of Work, reference appended publications and/or presentations for details of result findings and tables and/or figures. The report shall include negative as well as positive findings. Include problems in accomplishing any of the tasks. Statistical tests of significance shall be applied to all data whenever possible. Figures and graphs referenced in the text may be embedded in the text or appended. Figures and graphs can also-be referenced in the text and appended to a publication. Recommended changes or future work to better address the research topic may also be included, although changes to the original Statement of Work must be approved by the Grants Officer. This approval must be obtained prior to initiating any change to the original Statement of Work.

     KEY RESEARCH ACCOMPLISHMENTS: Bulleted list of key research accomplishments emanating from this research.

     REPORTABLE OUTCOMES: Provide a list of reportable outcomes that have resulted from this research to include:
          manuscripts, abstracts, presentations; patents and licenses applied for and/or issued; degrees obtained that are supported by this award; development of cell lines, tissue or serum repositories; infomatics such as databases and animal models, etc.; funding applied for based on work supported by this award; employment or research opportunities applied for and/or received based on experience/training supported by this award.

     CONCLUSIONS: Summarize the results to include the Importance and/or implications of the completed research and when necessary, recommend changes on future work to better address the problem. A "so what section" which evaluates the knowledge as a scientific or medical product shall also be included in the conclusion of the report.

     REFERENCES: List all references pertinent to the report using a standard journal format (i.e. format used in Science, Military
Medicine, etc.)

     APPENDICES: Attach all appendices that contain information that supplements, clarifies or supports the text. Examples include original copies of journal articles, reprints of manuscripts and abstracts, a curriculum vitae, patent applications, study questionnaires, and surveys, etc.

     BINDING: Because all reports are entered into the Department of Defense Technical Reports database collection and are microfiched, it is recommended that all reports be bound by stapling the pages together in the upper left hand corner. fll original reports shall be legible and contain

USAMRAA Terms (NOV 2000)                                Page 7


                                          Assistance Award No. DAND17-01-2-0051


original photos/illustrations. Figures shall include figure legends and be clearly marked with figure numbers.


8.  FINANCIAL REPORTING REQUIREMENTS  (NOV 2000)  (USAMRAA)

The recipient shall submit on a quarterly basis a Standard Form 272, Federal Cash Transactions Report (form available on web site http://www- usamraa.army.mil). Each report shall be submitted to the U.S. Army Medical Research Acquisition Activity, ATTN: MCMR-AAA-A, 820 Chandler Street, Fort Detrick MD 21702-5014 in accordance with the following schedule:

     Period Covered    Due Date
     Jan - Mar         15 Apr
     Apr - Jun         15 Jul
     Jul - Sep         15 Oct
     Oct - Dec         15 Jan



9.  ADVANCE PAYMENTS AND FULL FUNDING  (NOV 2000)  (USAMRAA)

     a. Payments. Advance payments will be made to the recipient.

     b. Electronic Funds Transfer. All advance payments to the recipient will be made by electronic funds transfer (EFT) . The recipient shall contact the Defense Finance arid Accounting System
(DFAS) nested on the face page of this award to make arrangements for EFT. Failure to do so may result in nonpayment.

     c. If the recipient fails to perform, the Grants Officer shall notify DFAS in writing to withhold payments.

     d. Advance Payment Schedule
Year One     $1,515,916

     Amount         On or About
     $378,979       Upon execution of this award
     $378,979       (01 January 2002)
     $378,979       (01 April 2002)
     $378,979       (01 July 2002)

     e. Interest Bearing Account. The recipient shall deposit all advance payments in an interest bearing account. Interest over the amount of $250 per year shall be remitted annually to the Department of Health and Human Services, Payment Management System, P. O. Box 6021, Rockville, MD 20852. A copy of the transmittal letter stating the amount of interest remitted shall be sent to the U.S. Army Medical Research Acquisition Activity, ATTN: MCMR-AAA-A, 820 chandler Street, Fort Detrick, MD 21702-5014.


10.  SUSPENSION AND TERMINATION  (NOV 2000)  (USAMRAA)

     a. The Grants Officer way terminate or suspend in whole or in part, this agreement by written notice to the recipient upon a finding that the recipient has failed to comply with the material provisions of this agreement, if the

USAMRAA Terms (NOV 2000)                                Page 8


                                          Assistance Award No. DAND17-01-2-0051


recipient materially changes the objective of the agreement, or if appropriated funds are not available to support the program. However the Grants Officer may immediately suspend or terminate the award without prior notice when such action is necessary to protect the interests of the Government.

     b. Additionally this agreement may be terminated by either party upon written notice to the other party, based upon a reasonable determination that the project will not produce beneficial results commensurate with the expenditure of resources. Such written notice shall be preceded by consultation between the parties. In the event of a termination, the Government shall have a paid-up license in any subject invention, copyright work, data or technical data made or developed under this agreemeny.

     c. No costs incurred during a suspension period or after the effective date of a termination will be allowable, except those costs which, in the opinion of the Grants Officer, the recipient could not reasonably avoid or eliminate, or which were otherwise authorized by the suspension or termination notice, provided such costs would otherwise be allowable under the terms of the award and the applicable Federal cost principles. In no event will the total of payments under a terminated award exceed the amount obligated in this award.


1l.  AWARD CLOSE OUT WITH ADVANCE PAYMENTS  (NOV 2000)  (USAMRAA)

     a. The recipient shall submit an original SF 272, Federal Cash Transactions Report (form available on web site httP://www-usamraa.arny.mil), within 30 calendar days following the end of the final quarter.

     b. The following documents shall be submitted within 30 calendar days following the research ending date:

          (1)  Final Scientific Report, as listed in Paragraph 7.


          (2) Patent Report (DD Form 882, Report of Inventions and Subcontracts) submit as specified in Paragraph 16. (DD Form 882 can be located on web site http://www-usamraa.army.mil.)

          (3) Cumulative listing of only the nonexpendable personal property acquired with award funds for which title has not been vested to your institution. (This may be submitted on your institution's letterhead.)

     c. In the event a final audit has not been performed prior to the closeout of the award, the sponsoring agency will, retain the right to recover an appropriate amount after fully considering the recommendations on disallowed costs resulting from the final audit.


12.  SITE VISITS  (NOV 2000)  (USAMRAA)

The Grants officer, through authorized representatives, has the right at all reasonable times to make site visits to review project accomplishments and to provide such technical assistance as may be required. If any site visit is made by the Government representative on the premises of the recipient or subrecipient, the recipient shall provide, and shall require its subrecipients to provide, all reasonable facilities and assistance for the safety and convenience of the Government representatives in the performance of their duties. All site visits and evaluation shall be performed in such a manner as will not unduly interfere with or delay the work.


13.  TITLE TO REAL PROPERTY AND EQUIPMENT (FOR-PROFIT) (NOV 2000) (USAMRAA)

USAMRAA Terms (NOV 2000)                                Page 9


                                          Assistance Award No. DAND17-01-2-0051


Real property and equipment acquired in whole or in part with Federal funds shall be governed by the DOD Grant and Agreement Regulations 3210.6-R, Paragraph 34.21.


14.  FEDERALLY OWNED PROPERTY  (FOR-PROFIT)  (NOV 2000)  (USAMRAA)

Title to Federally owned property remains vested in the Federal
Government, and is subject to the requirements of the DOD Grant and Agreement Regulations 3210.6-R, Paragraph 34.22.


15.  INTELLECTUAL PROPERTY  (FOR-PROFIT)  (NOV 2000)  (USAMRAA)

Rights in technical data, patents, inventions, and computer software under this award shall be as specified in the DOD Grant and Agreement Regulations 3210.6-r, Paragraph 34.25.


16.  PATENTS AND INVENTIONS  (NOV 2000)  (USAMRR)

     a. The recipient shall use the Interagency Edison through the Natationa1 Institutes of Health Commons (http://www.iedison.gov) for filing of Patent Application and Invention Disclosure. Negative reports are required and shall be submitted on a DD Form 882 to the Grants Officer. (DD Form 882 can be located on web site http://www-usamraa.arrny.mil.)

     b. Invention reports are due annually and at the end of the period of the award. Annual reports are due 30 calendar days after the anniversary date of the award and final reports are due 30 calendar days after the expiration of the award. The award will NOT be closed out until all invention reporting requirements are met.


17.  DISPUTES  (NOV 2000)  (USAMRAA)

Disagreements regarding issues concerning assistance agreements between the recipient and the Grants Officer shall, to the maximum extent possible, be resolved by negotiation and mutual agreement at the Grants Officer level. If agreement cannot be reached, it is our policy to use alternative dispute resolution (ADR) procedures that may either be agreed upon by the Government and the recipient in advance of the award or may be agreed upon at the time the parties determine to use ADR procedures. If the parties cannot agree on the use of ADR procedures, the recipient can submit, in writing, a disputed claim or issue to the Grants Officer. The Grants Officer will consider the claim or disputed issue and prepare a written decision within 60 days of receipt. The Grants Officer's decision will be final. The recipient may appeal the decision within 90 days after receipt of such notification, Appeals will be resolved by the Head of the Contracting Activity. The decision by the Head of the Contracting Activity will be final and not subject to further administrative appeal. However, the recipient does not waive any legal remedy, such as formal claims, under Title 28 United State code 1492, by agreeing to this provision.


19.  PROHIBITION OF USE OF HUMAN SUBJECTS  (NOV 2000)  (USAMRAA)

Notwithstanding any other provisions contained in this award or incorporated by reference herein, the recipient is expressly forbidden to use or subcontract for the use of human subjects in any manner whatsoever. In the performance of this award, the recipient agrees not to come into contact with, use or employ, or

USAMRAA Terms (NOV 2000)                               Page 10
                                          Assistance Award No. DAND17-01-2-0051

subcontract for the use or employ of any human subjects for research, experimentation, tests or other treatment under the scope of work as set out in the award.


19.  PROHIBITION OF USE OF HUMAN ANATOMICAL SUBSTANCES  (NOV 2000)
(USAMRAA)

Notwithstanding any other provisions contained in this award or incorporated by reference herein, the recipient is expressly forbidden to use or subcontract for the use of human anatomical substances in any manner whatsoever. In the performance of this award, the recipient agrees not to come into contact with, use or employ, or subcontract for the use or employ of any human anatomical substances for research, experimentation, tests or other treatment under the scope of work as set out in the award.


20.  PROHIBITION OF USE OF LAB0RATORY ANIMALS  (NOV 2000)  (USAMRAA)

Notwithstanding any other provisions contained in this award or incorporated by reference herein, the recipient is expressly forbidden to use or subcontract for the use of laboratory animals in any manner whatsoever without the express written approval of the Grants Officer.

















































USAMRAA Terms (NOV 2000)                                         Page
11